Exhibit 16.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

November 13, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Nightfood Holdings Inc . (the Company) and issued financial statements for the years ended June 30, 2023 and 2022, and the subsequent reviews for the fiscal year 2024. On November 7, 2023, we resigned. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 13, 2023, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado

PCAOB # 6778

November 2, 2023

blaze@griesandassociates.com

501 S. Cherry Street Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846